AUTODESK, INC. ANNOUNCES FISCAL 2025 FIRST QUARTER RESULTS
- First quarter revenue grew 12 percent, and 13 percent at constant exchange rates, to $1.4 billion.
- Current remaining performance obligations were $3.9 billion, up 12 percent year over year.

SAN FRANCISCO, JUNE 11, 2024- Autodesk, Inc. (NASDAQ: ADSK) today reported financial results for the first quarter of fiscal 2025.

All growth rates are compared to the first quarter of fiscal 2024, unless otherwise noted. A reconciliation of GAAP to non-GAAP results is provided in the accompanying tables. For definitions, please view the Glossary of Terms later in this document.

First Quarter Fiscal 2025 Financial Highlights
•Total revenue increased 12 percent to $1.42 billion;
•GAAP operating margin was 21 percent, up 4 percentage points;
•Non-GAAP operating margin was 35 percent, up 3 percentage points;
•GAAP diluted EPS was $1.16; Non-GAAP diluted EPS was $1.87;
•Cash flow from operating activities was $494 million; free cash flow was $487 million.

“Autodesk is ahead of its peers in 3D AI and the industry clouds, platforms, and business model evolution that will be needed to deliver 3D AI products and services at scale. We can already use generative AI to quickly generate functional 3D shapes from a variety of inputs including 2D images, text, voxels and point clouds. We are well on the way to reasoning about all CAD geometry,” said Andrew Anagnost, Autodesk president and CEO. “We intend to retain and extend this lead while also driving to an industry-leading ‘Rule of Forty’ ratio of 45 or more.”

Additional Financial Details
•Total billings decreased 5 percent to $1.11 billion.
•Total revenue was $1.42 billion, an increase of 12 percent as reported, and 13 percent on a constant currency basis. Recurring revenue represents 97 percent of total.
•Design revenue was $1.20 billion, an increase of 10 percent as reported, and 12 percent on a constant currency basis. On a sequential basis, Design revenue decreased 2 percent as reported, and 1 percent on a constant currency basis.
•Make revenue was $145 million, an increase of 20 percent as reported, and 21 percent on a constant currency basis. On a sequential basis, Make revenue increased 5 percent as reported and on a constant currency basis.
•Subscription plan revenue was $1.33 billion, an increase of 11 percent as reported, and 13 percent on a constant currency basis. On a sequential basis, subscription plan revenue decreased 1 percent as reported and on a constant currency basis.
•Net revenue retention rate remained within the range of 100 to 110 percent, on a constant currency basis.
•GAAP operating income was $299 million, compared to $217 million in the first quarter last year. GAAP operating margin was 21 percent, up 4 percentage points compared to the first quarter last year.
•Total non-GAAP operating income was $490 million, compared to $404 million in the first quarter last year. Non-GAAP operating margin was 35 percent, up 3 percentage points compared to the first quarter last year.

•GAAP diluted net income per share was $1.16, compared to $0.75 in the first quarter last year.
•Non-GAAP diluted net income per share was $1.87, compared to $1.55 in the first quarter last year.
•Deferred revenue decreased 12 percent to $3.96 billion. Unbilled deferred revenue was $1.93 billion, an increase of $1.03 billion compared to the first quarter last year. Remaining performance obligations (“RPO”) increased 9 percent to $5.89 billion. Current RPO increased 12 percent to $3.92 billion.
•Cash flow from operating activities was $494 million, a decrease of $229 million compared to the first quarter last year. Free cash flow was $487 million, a decrease of $227 million compared to the first quarter last year.

First Quarter Fiscal 2025 Business Highlights

Net Revenue by Geographic Area

	Three Months Ended April 30, 2024	Three Months Ended April 30, 2023	Change compared to prior fiscal year		Constant currency change compared to prior fiscal year
(In millions, except percentages)			$	%	%
Net Revenue:
Americas
U.S.	$509	$456	$53	12%	*
Other Americas	110	97	13	13%	*
Total Americas	619	553	66	12%	12%
EMEA	534	474	60	13%	14%
APAC	264	242	22	9%	14%
Total Net Revenue	$1,417	$1,269	$148	12%	13%
____________________
* Constant currency data not provided at this level.

Net Revenue by Product Family

Our product offerings are focused in four primary product families: Architecture, Engineering and Construction ("AEC"), AutoCAD and AutoCAD LT, Manufacturing ("MFG"), and Media and Entertainment ("M&E").

	Three Months Ended April 30, 2024	Three Months Ended April 30, 2023	Change compared to prior fiscal year
(In millions, except percentages)			$	%
AEC	$674	$582	$92	16%
AutoCAD and AutoCAD LT	376	349	27	8%
MFG	268	246	22	9%
M&E	71	71	—	—%
Other	28	21	7	33%
Total Net Revenue	$1,417	$1,269	$148	12%

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties, some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the second quarter and full-year fiscal 2025 considers the current economic environment and foreign exchange currency rate environment. A reconciliation between the fiscal 2025 GAAP and non-GAAP estimates is provided below or in the tables following this press release.

Second Quarter Fiscal 2025

Q2 FY25 Guidance Metrics	Q2 FY25 (ending July 31, 2024)
Revenue (in millions)	$1,475 - $1,490
EPS GAAP	$1.12 - $1.18
EPS non-GAAP (1)	$1.98 - $2.04
____________________
(1) Non-GAAP earnings per diluted share excludes $0.80 related to stock-based compensation expense, $0.15 for the amortization of both purchased intangibles and developed technologies, and $0.07 for acquisition-related costs, partially offset by ($0.16) related to GAAP-only tax charges.

Full Year Fiscal 2025

FY25 Guidance Metrics	FY25 (ending January 31, 2025)
Billings (in millions)	$5,810 - $5,960 Up 12% - 15%
Revenue (in millions) (1)	$5,990 - $6,090 Up 9% - 11%
GAAP operating margin	21% - 22%
Non-GAAP operating margin (2)	35% - 36%
EPS GAAP	$4.71 - $4.93
EPS non-GAAP (3)	$7.99 - $8.21
Free cash flow (in millions) (4)	$1,430 - $1,500
____________________
(1) Excluding the impact of foreign currency exchange rates and hedge gains/losses, revenue guidance range would be approximately 1 percentage point higher.
(2) Non-GAAP operating margin excludes approximately 11% related to stock-based compensation expense, approximately 2% for the amortization of both purchased intangibles and developed technologies, and approximately 1% related to acquisition-related costs.
(3) Non-GAAP earnings per diluted share excludes $3.16 related to stock-based compensation expense, $0.57 for the amortization of both purchased intangibles and developed technologies, and $0.20 related to acquisition-related costs, partially offset by ($0.65) related to GAAP-only tax charges.
(4) Free cash flow is cash flow from operating activities less approximately $30 million of capital expenditures.

The second quarter and full-year fiscal 2025 outlook assume a projected annual effective tax rate of 21 percent and 19 percent for GAAP and non-GAAP results, respectively. Shifts in geographic profitability continue to impact the annual effective tax rate due to significant differences in tax rates in various jurisdictions. Therefore, assumptions for the annual effective tax rate are evaluated regularly and may change based on the projected geographic mix of earnings.

Earnings Conference Call and Webcast

Autodesk will host its first quarter conference call today at 5 p.m. ET. The live broadcast can be accessed at autodesk.com/investor. A transcript of the opening commentary will also be available following the conference call.

A replay of the broadcast will be available at 7 p.m. ET at autodesk.com/investor. This replay will be maintained on Autodesk's website for at least 12 months.

Investor Presentation Details

An investor presentation, Excel financials and other supplemental materials providing additional information can be found at autodesk.com/investor.

Contacts
Investors:
Simon Mays-Smith
415-746-0137
simon.mays-smith@autodesk.com

Press:
Renée Francis
628-888-4599
renee.francis@autodesk.com

Key Performance Metrics

To help better understand our financial performance, we use several key performance metrics including billings, recurring revenue and net revenue retention rate. These metrics are key performance metrics and should be viewed independently of revenue and deferred revenue. These metrics are not intended to be combined with those items. We use these metrics to monitor the strength of our recurring business. We believe these metrics are useful to investors because they can help in monitoring the long-term health of our business. Our determination and presentation of these metrics may differ from that of other companies. The presentation of these metrics is meant to be considered in addition to, not as a substitute for or in isolation from, our financial measures prepared in accordance with GAAP.

Glossary of Terms

Billings: Total revenue plus the net change in deferred revenue from the beginning to the end of the period.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative periods. We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Design Business: Represents the combination of maintenance, product subscriptions, and all EBAs. Main products include, but are not limited to, AutoCAD, AutoCAD LT, Industry Collections, Revit, Inventor, Maya and 3ds Max. Certain products, such as our computer aided manufacturing solutions, incorporate both Design and Make functionality and are classified as Design.

Enterprise Business Agreements (EBAs): Represents programs providing enterprise customers with token-based access to a broad pool of Autodesk products over a defined contract term.

Flex: A pay-as-you-go consumption option to pre-purchase tokens to access any product available with Flex for a daily rate.

Free Cash Flow: Cash flow from operating activities minus capital expenditures.

Industry Collections: Autodesk Industry Collections are a combination of products and services that target a specific user objective and support a set of workflows for that objective. Our Industry Collections consist of: Autodesk Architecture, Engineering and Construction Collection, Autodesk Product Design and Manufacturing Collection, and Autodesk Media and Entertainment Collection.

Maintenance Plan: Our maintenance plans provide our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plans, customers are eligible to receive unspecified upgrades when and if available, and technical support. We recognize maintenance revenue over the term of the agreements, generally one year.

Make Business: Represents certain cloud-based product subscriptions. Main products include, but are not limited to, Assemble, Autodesk Build, BIM Collaborate Pro, BuildingConnected, Fusion, and Flow Production Tracking. Certain products, such as Fusion, incorporate both Design and Make functionality and are classified as Make.

Net Revenue Retention Rate (NR3): Measures the year-over-year change in Recurring Revenue for the population of customers that existed one year ago (“base customers”). Net revenue retention rate is calculated by dividing the current quarter Recurring Revenue related to base customers by the total corresponding quarter Recurring Revenue from one year ago. Recurring Revenue is based on USD reported revenue, and fluctuations caused by changes in foreign currency exchange rates and hedge gains or losses have not been eliminated. Recurring Revenue related to acquired companies, one year after acquisition, has been captured as existing customers until such data conforms to the calculation methodology. This may cause variability in the comparison.

Other Revenue: Consists of revenue from consulting and other products and services, and is recognized as the products are delivered and services are performed.

Product Subscription: Provides customers a flexible, cost-effective way to access and manage 3D design, engineering, and entertainment software tools. Our product subscriptions currently represent a hybrid of desktop and cloud functionality, which provides a device-independent, collaborative design workflow for designers and their stakeholders.

Recurring Revenue: Consists of the revenue for the period from our traditional maintenance plans, our subscription plan offerings, and certain Other revenue. It excludes subscription revenue related to third-party products. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Remaining Performance Obligations (RPO): The sum of total short-term, long-term, and unbilled deferred revenue. Current remaining performance obligations is the amount of revenue we expect to recognize in the next twelve months.

Solution Provider: Solution Provider is the name of our channel partners who primarily serve our new transaction model customers worldwide. Solution Providers may also be resellers in relation to Autodesk solutions.

Spend: The sum of cost of revenue and operating expenses.

Subscription Plan: Comprises our term-based product subscriptions, cloud service offerings, and EBAs. Subscriptions represent a combined hybrid offering of desktop software and cloud functionality which provides a device-independent, collaborative design workflow for designers and their stakeholders. With subscription, customers can use our software anytime, anywhere, and get access to the latest updates to previous versions.

Subscription Revenue: Includes our cloud-enabled term-based product subscriptions, cloud service offerings, and flexible EBAs.

Unbilled Deferred Revenue: Unbilled deferred revenue represents contractually stated or committed orders under early renewal and multi-year billing plans for subscription, services, and maintenance for which the associated deferred revenue has not been recognized. Under FASB Accounting Standards Codification ("ASC") Topic 606, unbilled deferred revenue is not included as a receivable or deferred revenue on our Condensed Consolidated Balance Sheet.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including quotations from management, statements in the paragraphs under “Business Outlook” above statements about our short-term and long-term goals, statements regarding our strategies, market and product positions, performance and results, and all statements that are not historical facts. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: our strategy to develop and introduce new products and services and to move to platforms and capabilities, exposing us to risks such as limited customer acceptance (both new and existing customers), costs related to product defects, and large expenditures; global economic and political conditions, including changes in monetary and fiscal policy, foreign exchange headwinds, recessionary fears, supply chain disruptions, resulting inflationary pressures and hiring conditions; geopolitical tension and armed conflicts, extreme weather events, and the COVID-19 pandemic; costs and challenges associated with strategic acquisitions and investments; our ability to successfully implement and expand our transaction model; dependency on international revenue and operations, exposing us to significant international regulatory, economic, intellectual property, collections, currency exchange rate, taxation, political, and other risks, including risks related to the war against Ukraine launched by Russia and our exit from Russia and the current conflict between Israel and Hamas; inability to predict subscription renewal rates and their impact on our future revenue and operating results; existing and increased competition and rapidly evolving technological changes; fluctuation of our financial results, key metrics and other operating metrics; our transition from up front to annual billings for multi-year contracts; deriving a substantial portion of our net revenue from a small number of solutions, including our AutoCAD-based software products and collections; any failure to successfully execute and manage initiatives to realign or introduce new business and sales initiatives, including our new transaction model for Flex; net revenue, billings, earnings, cash flow, or new or existing subscriptions shortfalls; social and ethical issues relating to the use of artificial intelligence in our offerings; our ability to maintain security levels and service performance meeting the expectations of our customers, and the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate performance degradation and security breaches; security incidents or other incidents compromising the integrity of our or our customers’ offerings, services, data, or intellectual property; reliance on third parties to provide us with a number of operational and technical services as well as software; our highly complex software, which may contain undetected errors, defects, or vulnerabilities; increasing regulatory focus on privacy issues and expanding laws; governmental export and import controls that could impair our ability to compete in international markets or subject us to liability if we violate the controls; protection of our intellectual property rights and intellectual property infringement claims from others; the government procurement process; fluctuations in currency exchange rates; our debt service obligations; and our investment portfolio consisting of a variety of investment vehicles that are subject to interest rate trends, market volatility, and other economic factors. Our estimates as to tax rate are based on current tax law, including current interpretations of the Tax Cuts and Jobs Act, and could be affected by changing interpretations of that Act, as well as additional legislation and guidance around that Act.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Form 10-K and subsequent Forms 10-Q, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

The world’s designers, engineers, builders, and creators trust Autodesk to help them design and make anything. From the buildings we live and work in, to the cars we drive and the bridges we drive over. From the products we use and rely on, to the movies and games that inspire us. Autodesk’s Design and Make Platform unlocks the power of data to accelerate insights and automate processes, empowering our customers with the technology to create the world around us and deliver better outcomes for their business and the planet. For more information, visit autodesk.com or follow @autodesk. #MakeAnything

Autodesk uses its investors.autodesk.com website as a means of disclosing material non-public information, announcing upcoming investor conferences and for complying with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website in addition to following our press releases, SEC filings and public conference calls and webcasts.

Autodesk, AutoCAD, AutoCAD LT, BIM 360 and Fusion 360 are trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and service offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.
© 2024 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per share data)

	Three Months Ended April 30,
	2024	2023
	(Unaudited)
Net revenue:
Subscription	$1,330	$1,193
Maintenance	11	14
Total subscription and maintenance revenue	1,341	1,207
Other	76	62
Total net revenue	1,417	1,269
Cost of revenue:
Cost of subscription and maintenance revenue	100	96
Cost of other revenue	20	20
Amortization of developed technologies	17	11
Total cost of revenue	137	127
Gross profit	1,280	1,142
Operating expenses:
Marketing and sales	469	456
Research and development	346	327
General and administrative	155	132
Amortization of purchased intangibles	11	10
Total operating expenses	981	925
Income from operations	299	217
Interest and other income, net	10	4
Income before income taxes	309	221
Provision for income taxes	(57)	(60)
Net income	$252	$161
Basic net income per share	$1.17	$0.75
Diluted net income per share	$1.16	$0.75
Weighted average shares used in computing basic net income per share	215	215
Weighted average shares used in computing diluted net income per share	217	216

Autodesk, Inc.
Condensed Consolidated Balance Sheets
(In millions)

	April 30, 2024	January 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,681	$1,892
Marketable securities	308	354
Accounts receivable, net	353	876
Prepaid expenses and other current assets	468	457
Total current assets	2,810	3,579
Long-term marketable securities	238	234
Computer equipment, software, furniture and leasehold improvements, net	117	121
Operating lease right-of-use assets	214	224
Intangible assets, net	572	406
Goodwill	4,133	3,653
Deferred income taxes, net	1,126	1,093
Long-term other assets	620	602
Total assets	$9,830	$9,912
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$163	$100
Accrued compensation	326	476
Accrued income taxes	59	36
Deferred revenue	3,362	3,500
Operating lease liabilities	66	67
Other accrued liabilities	121	172
Total current liabilities	4,097	4,351
Long-term deferred revenue	600	764
Long-term operating lease liabilities	263	275
Long-term income taxes payable	178	168
Long-term deferred income taxes	42	25
Long-term notes payable, net	2,285	2,284
Long-term other liabilities	204	190
Stockholders’ equity:
Common stock and additional paid-in capital	3,894	3,802
Accumulated other comprehensive loss	(263)	(234)
Accumulated deficit	(1,470)	(1,713)
Total stockholders’ equity	2,161	1,855
Total liabilities and stockholders' equity	$9,830	$9,912

Autodesk, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended April 30,
	2024	2023
	(Unaudited)
Operating activities:
Net income	$252	$161
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	40	33
Stock-based compensation expense	149	165
Amortization of costs to obtain a contract with a customer (1)	41	30
Deferred income taxes	(25)	(30)
Other	18	(11)
Changes in operating assets and liabilities, net of business combinations:
Accounts receivable	526	630
Prepaid expenses and other assets (1)	(69)	(73)
Accounts payable and other liabilities (1)	(166)	(157)
Deferred revenue	(305)	(98)
Accrued income taxes	33	73
Net cash provided by operating activities	494	723
Investing activities:
Purchases of marketable securities	(220)	(342)
Sales and maturities of marketable securities	262	163
Capital expenditures	(7)	(9)
Purchases of intangible assets	(34)	(6)
Business combinations, net of cash acquired	(637)	(26)
Other investing activities	(2)	(10)
Net cash used in investing activities	(638)	(230)
Financing activities:
Proceeds from issuance of common stock, net of issuance costs	71	71
Taxes paid related to net share settlement of equity awards	(123)	(82)
Repurchases of common stock	(9)	(512)
Net cash used in financing activities	(61)	(523)
Effect of exchange rate changes on cash and cash equivalents	(6)	(8)
Net decrease in cash and cash equivalents	(211)	(38)
Cash and cash equivalents at beginning of period	1,892	1,947
Cash and cash equivalents at end of period	$1,681	$1,909

Supplemental cash flow disclosure:
Non-cash financing activities:
Fair value of common stock issued to settle liability-classified restricted common stock	$3	$1
____________________
(1) During the quarter ended April 30, 2024, the Company changed its presentation of the amortization of costs capitalized to obtain a contract with a customer in our Condensed Consolidated Statements of Cash Flows. Amortization of costs capitalized to obtain a contract with a customer were previously presented in “Changes in operating assets and liabilities, net of business combinations” and are now presented in “Adjustments to reconcile net income to net cash provided by operating activities.” Accordingly, prior period amounts have been reclassified to conform to the current period presentation. These reclassifications did not impact total net cash provided by operating activities. The effect of the change on the Condensed Consolidated Statement of Cash Flows for the quarter ended April 30, 2023 was $30 million.

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our condensed consolidated financial statements presented on a GAAP basis, we provide investors with certain non-GAAP measures including non-GAAP operating margin, non-GAAP income from operations, non-GAAP diluted net income per share, and free cash flow. For our internal budgeting and resource allocation process and as a means to evaluate period-to-period comparisons, we use non-GAAP measures to supplement our condensed consolidated financial statements presented on a GAAP basis. These non-GAAP measures do not include certain items that may have a material impact upon our future reported financial results. We use non-GAAP measures in making operating decisions because we believe those measures provide meaningful supplemental information regarding our earning potential and performance for management by excluding certain expenses and charges that may not be indicative of our core business operating results. For the reasons set forth below, we believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business. This allows investors and others to better understand and evaluate our operating results and future prospects in the same manner as management, compare financial results across accounting periods and to those of peer companies and to better understand the long-term performance of our core business. We also use some of these measures for purposes of determining company-wide incentive compensation.
There are limitations in using non-GAAP financial measures because non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in our public disclosures. The presentation of non-GAAP financial information is meant to be considered in addition to, not as a substitute for or in isolation from, the directly comparable financial measures prepared in accordance with GAAP. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures included in this presentation, and not to rely on any single financial measure to evaluate our business.

The following table shows Autodesk's GAAP results reconciled to non-GAAP results included in this release.

	Three Months Ended April 30,
	2024	2023
	(Unaudited)
GAAP operating margin	21%	17%
Stock-based compensation expense	11%	13%
Amortization of developed technologies	1%	1%
Amortization of purchased intangibles	1%	1%
Acquisition-related costs	1%	—%
Non-GAAP operating margin (1)	35%	32%

GAAP income from operations	$299	$217
Stock-based compensation expense	149	165
Amortization of developed technologies	16	9
Amortization of purchased intangibles	11	10
Acquisition-related costs	15	3
Non-GAAP income from operations	$490	$404

GAAP diluted net income per share	$1.16	$0.75
Stock-based compensation expense	0.69	0.76
Amortization of developed technologies	0.07	0.05
Amortization of purchased intangibles	0.05	0.05
Acquisition-related costs	0.07	0.01
Establishment of valuation allowance on deferred tax assets	0.02	—
Discrete GAAP tax items	(0.06)	(0.03)
Income tax effect of non-GAAP adjustments	(0.13)	(0.04)
Non-GAAP diluted net income per share	$1.87	$1.55

Net cash provided by operating activities	$494	$723
Capital expenditures	(7)	(9)
Free cash flow	$487	$714
____________________
(1) Totals may not sum due to rounding.